Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – May 6, 2010

For Immediate Release	Contact:	John Kyees
Chief Investor Relations Officer
(215) 454-5500

Urban Outfitters Reports Q1 Sales JUMP 25%

PHILADELPHIA, PA, May 6, 2010 (GLOBENEWSWIRE) – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced sales for the three months ended April 30, 2010.

Total Company sales for the first quarter rose to $480 million, a 25% increase from the comparable quarter in the prior year. Comparable retail segment sales, which include our direct-to-consumer channel, rose 16% for the quarter while comparable store sales increased 11% for the quarter. Comparable retail segment sales at Anthropologie, Free People, Terrain and Urban Outfitters increased 22%, 25%, 22% and 9%, respectively for the quarter. Direct-to-consumer sales soared 42% and wholesale segment sales grew 4% for the quarter.

“We are pleased to announce record first quarter sales driven by a strong, double-digit comparable retail segment performance,” said Glen T. Senk, Chief Executive Officer. “All brands and channels transitioned exceptionally well into the spring selling season, building upon the momentum they established through the winter period,” finished Mr. Senk.

Net sales for the three month periods were as follows:

	Three months ended April 30,
	2010	2009
	(in thousands)
Urban Outfitters stores	$174,259	$152,832
Anthropologie stores	182,705	138,343
Free People stores	9,987	7,313
Terrain	1,590	1,303

Net store sales	368,541	299,791

Direct-to-consumer	86,267	60,810

Retail segment net sales	454,808	360,601

Wholesale segment Sales	25,153	24,195

Total net sales	$479,961	$384,796

During the three months ended April 30, 2010, the Company opened a total of nine new stores including: two new Urban Outfitters stores, five new Anthropologie stores and two new Free People stores. As of February 1st, the Company converted one Free People store to a new Free People wholesale showroom. The Company expects to open approximately 45 new stores during the fiscal year and will release earnings results for the three months ended April 30, 2010 on May 13, 2010.

For informational purposes, the Company has posted each brand’s retail segment comparable sales percentages for fiscal years and quarters 2008 through 2010 on our investor relations web site, www.urbanoutfittersinc.com.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 157 Urban Outfitters stores in the United States, Canada, and Europe, a catalog and two web sites; 142 Anthropologie stores in the United States, Canada and Europe, a catalog and two web sites; Free People wholesale, which sells to approximately 1,400 specialty store and select department stores; 35 Free People stores, a catalog and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty and select department stores; a Leifsdottir web site and one Terrain garden center and web site as of April 30, 2010.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###